UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2011

Adept Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Inglewood Drive, Pleasanton CA	94588
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (925) 245-3400

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Appointment of Senior Vice President of Sales and Marketing and Offer Letter Agreement

In connection with the appointment of Mr. John Boutsikaris as Senior Vice President of Sales and Marketing of Adept Technology, Inc. ("Adept" or the "Company") effective on October 31, 2011, Adept entered into an offer letter agreement with Mr. Boutsikaris.

The letter agreement provides for "at will" employment with an annual salary of $220,000, participation in the Adept fiscal 2012 performance plan and cash incentive plan, and a sales commission plan providing for cash compensation based upon revenue achieved during Mr. Boutsikaris' employment with Adept for fiscal 2012. The agreement also contemplates an option for 50,000 shares of the Company's common stock vesting at a rate of 1/48th per month from the grant date with an exercise price equal to the closing stock price on the date of approval of the grant by the Adept Board of Directors.

Change in Control Agreement

On November 1, 2011, Mr. Joachim Melis entered into a change in control agreement with Adept, in the same form as is currently in place for Adept's Chief Executive Officer and Chief Financial Officer, entitling Mr. Melis to acceleration of outstanding unvested equity compensation in event of a termination following a change in control. Mr. Boutsikaris also entered into a change in control agreement with Adept effective upon becoming an executive officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Adept Technology, Inc. dated November 1, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adept Technology, Inc. (Registrant)
November 1, 2011 (Date)	/s/ LISA M. CUMMINS Lisa M. Cummins Vice President of Finance and Chief Financial Officer